Exhibit 4.19

English Summary

Of

Supplemental Agreement

to

the Strategic Agreement

Between

The Company

And

China Communications Services Corporation Limited

Our Company (“Party A”) entered into a Strategic Agreement on August 30, 2006 and a Supplemental Agreement to the Strategic Agreement on June 15, 2007 with China Communications Services Corporation Limited (“Party B”). The two parties further entered into a Supplemental Agreement to the Strategic Agreement on October 29, 2009 (“2009 Supplemental Agreement”) and made the following amendments:

1.	Section 1.2 in the Strategic Agreement is amended as follows: “‘Party A’ in this Agreement refers to Party A and its provincial branches and wholly-owned subsidiaries.”

2.	Section 1.3 in the Strategic Agreement is amended as follows: “‘Party B’ in this Agreement refers to Party B and ‘the wholly-owned subsidiaries of Party B’. ‘The wholly-owned subsidiaries of Party B’ refers to Party B’s wholly owned subsidiaries offering telecommunication services in the 19 provinces, autonomous regions and municipalities including Shanghai, Guangdong, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Guangxi, Chongqing, Sichuan, Hubei, Hunan, Hainan, Guizhou, Yunnan, Shanxi, Gansu, Qinghai and Xinjiang and China International Telecommunication Construction Corporation.”

3.	Section 4.1 in the Strategic Agreement is amended as follows: “The design, implementation and supervision of telecommunications engineering in this agreement refers to the services of design, implementation and supervision of telecommunications engineering provided by the wholly-owned subsidiaries of Party B for the provincial branches of Party A in the same provincial administrative regions, including but not limited to any design, implementation and supervision services related to the construction, expansion, optimization, upgrading and maintenance of the telecommunications engineering.”

4.	Section 4.2 in the Strategic Agreement is amended as follows: “Party A agrees that, during the term of this agreement, if service terms of Party B are basically the same as those of other service providers, the provincial branches of Party A in the 19 provinces, autonomous regions and municipalities including Shanghai, Guangdong, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Guangxi, Chongqing, Sichuan, Hubei, Hunan, Hainan, Guizhou, Yunnan, Shanxi, Gansu, Qinghai and Xinjiang shall annually receive services of design, implementation and supervision of telecommunications engineering services from the wholly-owned subsidiaries of Party B in the same provincial administrative regions with a total value of no less than 10.6% of the total annual capital expenditure of the relevant provincial branches of Party A.”

5.	Section 5.2 in the Strategic Agreement is amended as follows: “Party A agrees that, during the term of this agreement, if service terms of Party B are basically the same as those of other service providers, the provincial branches of Party A in the 19 provinces, autonomous regions and municipalities including Shanghai, Guangdong, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Guangxi, Chongqing, Sichuan, Hubei, Hunan, Hainan, Guizhou, Yunnan, Shanxi, Gansu, Qinghai and Xinjiang shall annually receive maintenance management services from the wholly-owned subsidiaries of Party B in the same provincial administrative regions with a total value of no less than RMB1,780 million.”

6.	The term of the 2009 Supplemental Agreement and the renewed term of the Strategic Agreement shall be from 1 January 2010 to 31 December 2012.

7.	The essential conditions for validity of the 2009 Supplemental Agreement are as follows: (1) approval by the independent directors of Party B determined in accordance with the Listing Rules of SEHK; and (2) approval by the independent directors of Party A determined in accordance with the Listing Rules of SEHK.

8.	2009 Supplemental Agreement shall come into effect on January 1, 2010 after it is executed by the two parties and the essential conditions for validity are satisfied.

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